Exhibit 99.1




                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

     For information, contact: Jack Lascar, Vice President, (203) 222-5943


                       TEREX CORPORATION COMPLETES SALE OF
                    $100 MILLION OF SENIOR SUBORDINATED NOTES


         WESTPORT, CT, March 10, 1999 - Terex Corporation (NYSE: TEX) today announced the successful completion of the sale of $100,000,000 principal amount of 8-7/8% Series C Senior Subordinated Notes Due 2008. Net proceeds from the sale were $94.9 million. It is contemplated that the new notes will be exchanged for a new series of 8-7/8% Senior Subordinated Notes Due 2008 which have been registered under the Securities Act of 1933, as amended. The proceeds from the issuance of the new notes will be used to repay a portion of the outstanding indebtedness under Terex's credit facilities incurred primarily in connection with Terex's 1998 acquisitions, thereby providing additional liquidity for future acquisitions and other corporate purposes.

         Terex Corporation offered the additional Senior Subordinated Notes pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the "Act"), and that were not registered under the Act. Accordingly, these Senior Subordinated Notes will not be able to be offered or sold in the United States absent registration under the Act or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Terex Corporation.

         Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 1998 revenues of $1.2 billion. Terex is involved in a broad range of construction and mining-related capital equipment operating in two segments -- Terex Earthmoving and Terex Lifting. Terex Earthmoving manufactures and sells heavy-duty off-road trucks and high-capacity surface mining trucks under the brand names of Terex, Unit Rig and Payhauler, as well as large hydraulic mining shovels under the brand name O&K. Terex Lifting manufactures and sells telescopic mobile cranes, lattice boom cranes, tower cranes, aerial work platforms, utility aerial devices, telescopic material handlers, truck mounted cranes, and related products, under the brand names Terex, Lorain, PPM, P&H, Marklift, Koehring, Bendini, Simon, RO, Telelect, Square Shooter, Holland Lift, American, Italmacchine, Peiner and Comedil.



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